Exhibit 99.9

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT, dated as of November 9, 2020 (this “Agreement”), is by and between Ocean Frontier Investment Limited, a company incorporated under the laws of the Cayman Islands (the “Purchaser”) and the entities listed in Schedule I attached hereto (each, a “Seller” and collectively, the “Sellers”). Each of the Sellers and the Purchaser shall be referred to hereinafter collectively as the “Parties” and each a “Party.” Capitalized terms not otherwise defined shall have the meanings ascribed in Section 6.1 hereof.

WHEREAS, each Seller has agreed to, severally and not jointly, sell to the Purchaser, and the Purchaser has agreed to purchase from such Seller, all of such Seller’s right, title and interest in and pertaining to the number of American Depositary Shares of the Issuer set forth in the column titled “Number of Sale Securities” opposite such Seller’s name in Schedule I attached hereto (subject to adjustments for stock split, recapitalization and stock dividends occurring after the date hereof) (such Seller’s “Sale Securities”), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

1.	PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, each Seller agrees to, severally and not jointly, sell, transfer and assign to the Purchaser, and the Purchaser agrees to purchase from such Seller, at the Closing, such Seller’s Sale Securities and all of such Seller’s right, interest and title therein (including all dividends and distributions incident to the ownership thereof and all Registration Rights related thereto or to the underlying Class A ordinary shares represented by such Sale Securities), free and clear of all Claims (as defined below), for an aggregate purchase price payable to such Seller as set forth in the column titled “Purchase Price” opposite each Seller’s name in Schedule I attached hereto (the “Purchase Price”).

1.2 The Closing.

(a) The closing of the purchase and sale of all the Sale Securities with respect to a Seller pursuant to Section 1.1 (each, a “Closing”) shall take place remotely via exchange of signatures and delivery of this Agreement on a date that is no later than the third (3rd) Business Day following the date hereof, assuming on such date the conditions set forth under Sections 4.1 and 4.2 (with respect to such Seller) are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other date as may be agreed between the Purchaser and such Seller.

(b) At each Closing:

(i) the relevant Seller shall deliver, or cause to be delivered, to the Purchaser:

(A) evidence of the credit of such Seller’s Sale Securities to a securities account as designated by the Purchaser in accordance with The Depository Trust Company instructions provided by the Purchaser to such Seller in writing prior to such Closing; and

(B) a confirmation in writing (including an email confirmation) provided by an authorized signatory of such Seller on the date of such Closing, confirming that the conditions set forth in Section 4.2 have been satisfied.

(ii) the Purchaser shall deliver, or cause to be delivered, to the relevant Seller:

(A) immediately available funds by wire transfer into the account of such Seller as set forth in Schedule II attached hereto in the amount of the Purchase Price payable to such Seller as set forth in the column titled “Purchase Price” opposite such Seller’s name in Schedule I attached hereto; and

(B) a confirmation in writing (including an email confirmation) provided by an authorized signatory of the Purchaser on the date of such Closing, confirming that the conditions set forth in Section 4.1 have been satisfied.

(c) Unless otherwise agreed between the Purchaser and the relevant Seller, all actions at the Closing between the Purchaser and such Seller are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at such Closing have been made.

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser makes the following representations and warranties to each Seller as of the date hereof and the Closing Date:

2.1 Authority; Binding Effect. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on the part of the Purchaser and its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance by the Purchaser of all of its obligations hereunder, including the purchase of such Seller’s Sale Securities pursuant to this Agreement, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due execution and delivery thereof by the Sellers) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.2 No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein and compliance by the Purchaser with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which the Purchaser is entitled, or result in the creation or imposition of any Claim (as defined below), limitation or restriction upon any property or assets of the Purchaser pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound, or to which any of the property or assets of the Purchaser is subject, or (ii) result in any violation of the provisions of Organizational Documents of the Purchaser or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties.

2.3 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, in each case, other than any filings that may be required pursuant to applicable securities law, is necessary or required for the entry into of this Agreement by the Purchaser or the performance by the Purchaser of its obligations hereunder or the purchase of the Sale Securities and the consummation of the transactions contemplated herein.

2.4 Purchaser Status. The Purchaser either (i) is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

2.5 Absence of Litigation. As of the date hereof, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser that would reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

2.6 No Broker. The Purchaser has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated thereby, except for any brokerage commissions, finder’s fees or similar payments that will be paid by the Purchaser.

2.7 Seller Information. The Purchaser acknowledges that each Seller and its Affiliates may receive or may have received, may have access to, and may be in possession of, material non-public, confidential information about securities of the Issuer (including such Seller’s Sale Securities), the Issuer or the Issuer’s or its Affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects, of which the Purchaser is not aware (the “Purchaser Excluded Information”). Some or all of the Purchaser Excluded Information could reasonably be expected to be viewed by a reasonable investor as having significantly altered the total mix of information made available or otherwise be material to an investor making an investment decision with respect to the purchase and sale of such Seller’s Sale Securities. If the Purchaser Excluded Information of such Seller were disclosed to the Purchaser, such Purchaser Excluded Information could affect (i) the Purchaser’s willingness to enter into the transactions contemplated hereby or (ii) the price that the Purchaser would be willing to accept to purchase such Seller’s Sale Securities. Notwithstanding the foregoing, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. The Purchaser is experienced, sophisticated and knowledgeable in the trading of securities of private and public companies, has conducted an independent evaluation of each Seller’s Sale Securities and understands the disadvantage to which it could be subject on account of the disparity of the access to, and possession of, the Purchaser Excluded Information between the Parties. The Purchaser, on behalf of itself and its Affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases each Seller, its Affiliates and its and their respective principals, shareholders members, partners, employees, agents and representatives (such released persons and entities, collectively, the “Seller Related Parties”) from any and all claims and liabilities arising from such Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, the Purchaser Excluded Information, and the Purchaser agrees to make no claim against any Seller Related Party in respect of the transactions contemplated hereby relating to such Seller’s failure to disclose, or the Purchaser’s failure to obtain and review, the Purchaser Excluded Information. The Purchaser acknowledges that the Sellers would not enter into the transactions with the Purchaser in the absence of the protection afforded to the Sellers under this Section 2.7 and that the Purchaser is providing the representations, warranties, agreements and waivers under this Section 2.7 as an inducement to the Sellers to consummate the transactions contemplated hereby.

2.8 Sufficient Fund. The Purchaser has sufficient and unrestricted cash to, and is able to, pay the Purchase Price pursuant to the terms and conditions provided herein.

3.	SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller, severally and not jointly, makes the following representations and warranties to the Purchaser, with respect to such Seller itself, as of the date hereof and the Closing Date:

3.1 Authority; Binding Effect. It has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate action on its part and the part of officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the performance by it of all of its obligations hereunder, including the sale of its Sale Securities, have been taken prior to the Closing. This Agreement has been duly and validly executed and delivered by it and (assuming the due execution and delivery thereof by the Purchaser) constitutes its legal, valid and binding obligations, enforceable against itself in accordance with its terms.

3.2 Title to Sale Securities. It is the record and beneficial owner of its Sale Securities and has valid title to, and owns, such Sale Securities free from all taxes (which for the avoidance of doubt shall not include those taxes required to be paid by it under Section 6.5), mortgages, liens, pledges, charges, security interests, encumbrances, claims, escrows, lock-up arrangements and other encumbrances or limitations of any kind, including any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and any adverse claim as to title, possession or use (except for restrictions or limitations on transfer imposed by applicable federal or state securities laws) (“Claims”). Delivery to the Purchaser of its Sale Securities at the Closing will (i) pass valid, good and marketable title to its Sale Securities to the Purchaser, free and clear of all Claims, and (ii) convey to the Purchaser, free and clear of all Claims, any and all rights and benefits incidental to the ownership of such Sale Securities.

3.3 No Conflicts. The execution and delivery of this Agreement and the sale and delivery of its Sale Securities to the Purchaser and the consummation of the transactions contemplated herein and compliance by it with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default under, require any consent or other action by any person under, give rise to any right of termination, cancellation or acceleration of any right or obligation of any person or to a loss of any benefit to which it is entitled, or result in the creation or imposition of any Claim, limitation or restriction upon its Sale Securities or any of its property or assets, pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, or (ii) result in any violation of the provisions of its Organizational Documents or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over it or any of its properties.

3.4 No Consents. No filing with, or consent, approval, authorization, order, registration, qualification or decree of, or any other action by or in respect of, any court or governmental authority or agency, domestic or foreign, in each case, other than any filings that may be required pursuant to applicable securities law, is necessary or required for the entry into of this Agreement by it or the performance by it of its obligations hereunder or the sale and delivery of any of its Sale Securities to the Purchaser and the consummation of the transactions contemplated herein.

3.5 Absence of Litigation. As of the date hereof, there is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to its knowledge, threatened against or affecting it that would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

3.6 No Broker. It has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated thereby, except for any brokerage commissions, finder’s fees or similar payments that will be paid by it.

3.7 Purchaser Information. It acknowledges that the Purchaser and its Affiliates may receive or may have received, may have access to, and may be in possession of, material non-public, confidential information about securities of the Issuer (including such Seller’s Sale Securities), the Issuer, or the Issuer’s or its Affiliates’ financial condition, results of operations, businesses, properties, active or pending litigation, assets, liabilities, management, projections, appraisals, plans and prospects, of which it is not aware (the “Seller Excluded Information”). Some or all of the Seller Excluded Information could reasonably be expected to be viewed by a reasonable investor as having significantly altered the total mix of information made available or otherwise be material to an investor making an investment decision with respect to the purchase and sale of its Sale Securities. If the Seller Excluded Information were disclosed to it, the Seller Excluded Information could affect (i) its willingness to enter into the transactions contemplated hereby or (ii) the price that it would be willing to accept to sell its Sale Securities. Notwithstanding the foregoing, it has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. It is experienced, sophisticated and knowledgeable in the trading of securities of private and public companies, has conducted an independent evaluation of its Sale Securities and understands the disadvantage to which it could be subject on account of the disparity of the access to, and possession of, the Seller Excluded Information between the Parties. It, on behalf of itself and its Affiliates, principals, shareholders, members, partners, employees, agents and representatives, expressly and irrevocably waives and releases the Purchaser, its Affiliates and its and their respective principals, shareholders members, partners, employees, agents and representatives (such released persons and entities, collectively, the “Purchaser Related Parties”) from any and all claims and liabilities arising from the Purchaser’s failure to disclose, or its failure to obtain and review, the Seller Excluded Information, and it agrees to make no claim against any Purchaser Related Party in respect of the transactions contemplated hereby relating to the Purchaser’s failure to disclose, or its failure to obtain and review, the Seller Excluded Information. It acknowledges that the Purchaser would not enter into the transactions with it in the absence of the protection afforded to the Purchaser under this Section 3.7 and that it is providing the representations, warranties, agreements and waivers under this Section 3.7 as an inducement to the Purchaser to consummate the transactions contemplated hereby.

3.8 Exempt Offering. Assuming the accuracy of the Purchaser’s representations and warranties herein, the offer and sale of its Sale Securities under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.

4.	CONDITIONS PRECEDENT

4.1 The obligations of a Seller to consummate the Closing are subject to the following conditions:

(a) all of the representations and warranties of the Purchaser contained in Section 2 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 2.1, 2.4 and 2.7, which shall be true and correct in all respects) on and as of the date hereof and on the date of the Closing with such Seller;

(b) the Purchaser has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all respects; and

(c) no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

4.2 The obligations of the Purchaser to consummate the Closing with a Seller are subject to the following conditions:

(a) all of the representations and warranties of such Seller contained in Section 3 shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.1, 3.2 and 3.7, which shall be true and correct in all respects) on and as of the date hereof and on the date of the Closing with such Seller;

(b) such Seller has performed all of its obligations contained in this Agreement (to be performed prior to the Closing) in all respects; and

(c) no provision of any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, shall prohibit the consummation of the Closing.

5.	COVENANTS AND OTHER AGREEMENTS

5.1 Notification. The Purchaser, on the one hand, and a Seller, on the other, will notify each other as soon as reasonably practicable (but in any event prior to the Closing with such Seller) in the event it comes to such Party’s attention that any of such Party’s representations or warranties set out in this Agreement has ceased to be true and accurate in any material respect or there has been any breach by such Party of any of its agreements contained in this Agreement or any failure by such Party to comply with any of its obligations contained in this Agreement.

5.2 Restrictions on Transfer. After the date hereof and until the consummation of the Closing with respect to the relevant Seller, such Seller will continue to hold its Sale Securities. Each Seller agrees that, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, it shall not, and shall cause its directors, officers, employees and representatives to not, directly or indirectly (a) solicit, initiate, participate in negotiations with, or encourage or assist the submission of any proposal, negotiation or offer from, any person, other than the Purchaser and its representatives, relating to the direct or indirect sale or any other form of disposition of its Sale Securities, (b) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise) (collectively, “Transfer”) or otherwise create, or permit the creation of, any Claim upon its Sale Securities, in each case, either voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the Transfer of any of its Sale Securities or any interest therein, (c) deposit any of its Sale Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto or (d) Transfer, or enter into any agreement, arrangement or understanding with respect to the Transfer of, any ordinary shares or American Depositary Shares of the Issuer at a price per American Depositary Share (which, in the case of Transfers of ordinary shares of the Issuer, is to be calculated on the basis of the number of ordinary shares represented by each American Depositary Shares at such time) that is less than the price per American Depositary Share for the sale and purchase of its Sale Securities.

5.3 Each Seller hereby assigns to the Purchaser all Registration Rights related to such Seller’s Sale Securities and the underlying Class A ordinary shares of the Issuer represented by such Sale Securities.

6.	MISCELLANEOUS

6.1 Interpretations. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.1:

“Affiliate” means, with respect to a person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such person. In the case of Sequoia, the term “Affiliate” also includes (v) any shareholder of Sequoia, (w) any of such shareholder’s or Sequoia’s general partners, (x) the fund manager managing or advising such shareholder or Sequoia (and general partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by Sequoia or any of its shareholder or its shareholder’s general partner or fund manager. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC that are exclusively managed by Sequoia Capital.

“Business Day” means any day except any Saturday, any Sunday, any day that is a federal legal holiday in the United States or any day on which banking institutions in the State of New York, the State of California, the People’s Republic of China, Hong Kong or the Cayman Islands are authorized or required by law or other governmental action to close.

“Confidential Information” means (a) all written, oral or other information obtained in confidence by one Party from the other Party in connection with the negotiation or performance of this Agreement, unless such information (i) is already known to such first Party or to others not known by such first Party to be bound by a duty of confidentiality, or (ii) is or becomes publicly available other than through a breach of this Agreement by such first Party, and (b) the existence or terms of, and any negotiations or discussions relating to, this Agreement or the transactions contemplated herein.

“Control” of a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Issuer” means China Online Education Group, a Cayman Islands exempted company.

“Organizational Documents” means, with respect to any person, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreements or other organizational documents of such entity and any amendments thereto.

“Registration Rights” means all rights set forth in Section 18 and Schedule 2 of the Third Amended and Restated Shareholders’ Agreement of the Issuer, dated as of August 31, 2015 (as amended by Amendment No.1 to the Third Amended and Restated Shareholders’ Agreement, dated as of May 27, 2016), including rights of demand registration, piggyback registration and Form S-3 or Form F-3 registration and all rights related thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sequoia” means SCC Growth I Holdco A, Ltd. and SCC Venture V Holdco I, Ltd., together with any of their respective transferee, assignee and successor.

Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the word “including” shall mean “including, without limitation”; and (f) the word “or” shall be disjunctive but not exclusive.

6.2 Termination. With respect to a Seller, this Agreement may be terminated prior to the Closing (with respect to such Seller) (a) by mutual written consent of the Purchaser and such Seller, or (b) by the Purchaser or such Seller, if the Closing shall not have occurred on or before November 14, 2020; provided that a Seller, on the one hand, and the Purchaser, on the other, shall not have the right to terminate this Agreement pursuant to Section 6.2(b) if such Seller or the Purchaser, as applicable, is then in material breach of this Agreement.

6.3 Further Assurances. The Parties agree to execute and deliver such other documents or agreements and to take such other action as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

6.4 Complete Agreement; Amendments; Waivers. This Agreement constitutes the complete agreement between the Parties with respect to the subject matter hereof, supersedes any previous agreement or understanding between them relating hereto and may not be modified, altered or amended except as provided herein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

6.5 Taxes and Expenses. Each Party shall bear its own taxes (including any indirect transfer taxes assessable under any applicable laws) and expenses incurred in connection with the negotiation and execution of this Agreement and each other document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Each Seller undertakes to (i) pay any taxes (including any indirect transfer taxes assessable under any applicable laws) required or requested to be paid by any relevant tax authority or pursuant to any applicable laws, regulations or rules in connection with the sale of such Seller’s Sale Securities and the consummation of the transactions contemplated hereby and (ii) indemnify and hold harmless the Purchaser from and against any tax related amounts (including principals, penalties and interests) suffered by it or its Affiliates as a result of any failure by such Seller to pay such taxes.

6.6 Announcements. No announcements or other public statements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of each other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to each other Party and each other Party has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

6.7 Confidentiality.

(a) Except as permitted under Section 6.8, each Party shall not, and shall direct its Affiliates and representatives not to disclose any Confidential Information received by it (the “Recipient”) from another Party (the “Discloser”) without the prior written consent of that second Party. Each Party shall not and shall direct its Affiliates and representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the transactions contemplated herein.

(b) Subject to Section 6.7(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information at the option of the Recipient.

(c) Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 6.7(b) if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

(d) Each Party acknowledges that, in relation to Confidential Information received from another Party, the obligations contained in this Section 6.7 shall apply for a period from and including the date hereof through the date that is twelve (12) months following the termination of this Agreement pursuant to Section 6.2 or the Closing Date, as applicable, unless otherwise agreed by that second Party in writing.

6.8 Disclosures. Each Party may make disclosures of the Confidential Information (i) to its Affiliates, limited partners and representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement, but only on a confidential basis; (ii) if required by applicable law or the rules or regulations of any securities exchange or governmental authority having competent jurisdiction over such Party, including in connection with the submissions of any Schedule 13D of the Purchaser relating to securities of the Issuer (or any amendment thereto) and any amendment of a Seller’s Schedule 13D/13G relating to securities of the Issuer; or (iii) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or representatives. Each Party agrees to cooperate with each other and provide all information reasonably necessary to satisfy the applicable disclosure requirements under the Securities Act or the Exchange Act.

6.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party hereto (by operation of law or otherwise) without the prior written consent of the Purchaser (in the case of a proposed assignment by any Seller) or the Sellers (in the case of a proposed assignment by the Purchaser) and any attempted assignment without the required consent shall be void; provided that prior to the Closing, the Purchaser may assign its rights and obligations hereunder without the prior written consent of the Sellers, in part or in whole, to (i) any of its Affiliates, (ii) any of the investment funds managed or advised by it or such Affiliate, or (iii) any of the investment vehicles of it, such Affiliate or such fund (other than any portfolio companies of it, such Affiliate or such fund).

6.11 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

6.12 Dispute Resolution.

(a) Any dispute, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.12 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 6.12(a), any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(c) The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in this Section 6.12, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) another Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.13 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, by international courier or by electronic mail to the Parties at the addresses as set forth in Schedule III attached hereto (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision).

6.14 Survival. All of the representations, warranties, covenants and agreements of the Parties in this Agreement (other than those under Sections 6.5, 6.7 and 6.8) shall survive the Closing for a period of twelve (12) months after the Closing.

6.15 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

6.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

6.17 Independent Nature of the Sellers’ Obligations and Rights. The obligations of each Seller under this Agreement are several and not joint, and no Seller is responsible in any way for the performance or conduct of any other Seller in connection with the transactions contemplated hereby. Nothing contained in this Agreement and no action taken by any Seller pursuant to this Agreement shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to any other Seller. Unless otherwise expressly provided herein, each Seller agrees that no other Seller has acted as an agent for such Seller in connection with the transactions contemplated hereby.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Shunwei Technology Limited

By:	/s/ Authorized Signatory
Name:
Title:

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SCC Venture V Holdco I, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SCC Growth I Holdco A, Ltd.

By:	/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[Signature Page to the Securities Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

Ocean Frontier Investment Limited

By:	/s/ Jie SUN
Name: Jie SUN
Title: Authorized Signatory

[Signature Page to the Securities Purchase Agreement]

Schedule I

Name of the Seller	Number of Sale Securities	Purchase Price		Purchase Price per ADS
Shunwei Technology Limited	312,500	US$	7,500,000	US$	24.00
SCC Venture V Holdco I, Ltd.	222,426	US$	5,338,224	US$	24.00
SCC Growth I Holdco A, Ltd.	90,074	US$	2,161,776	US$	24.00

Schedule I to the Securities Purchase Agreement